EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176223 on Form S-8 of our report dated March 21, 2014, relating to the consolidated financial statements and financial statement schedules of America’s Suppliers, Inc., appearing in this Annual Report on Form 10-K of America’s Suppliers, Inc. for the year ended December 31, 2013.

/s/ MALONEBAILEY, LLP

www.malone-bailey.com

Houston, Texas

March 21, 2014